TABLE OF CONTENTS

SECTION     DESCRIPTION                                                   PAGE
-------     -----------                                                   ----

                                    ARTICLE I
                                 INTERPRETATION

1.1         Defined Terms....................................................1
1.2         Currency.........................................................9
1.3         Sections and Headings............................................9
1.4         Number, Gender and Persons.......................................9
1.5         Accounting Principles...........................................10
1.6         Entire Agreement................................................10
1.7         Meaning of Knowledge............................................10
1.8         Time of Essence.................................................11
1.9         Applicable Law..................................................11
1.10        Successors and Assigns..........................................11
1.11        Amendments and Waivers..........................................12
1.12        Schedules.......................................................12

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1         Purchased Assets................................................13
2.2         Excluded Assets.................................................16
2.3         Non-Transferability.............................................19
2.4         Reassignment of Rights..........................................20

                                   ARTICLE III
                                 PURCHASE PRICE

3.1         Purchase Price..................................................21
3.2         Closing Date Payment............................................21
3.3         Determination of Working Capital Adjustment.....................21
            (a)   Closing Balance Sheet.....................................21
            (b)   Working Capital Calculation...............................22
            (c)   Approval of Closing Financial Statements..................23
3.4         Adjustment of Closing Date Payment..............................24


                                      (i)

3.5         Allocation of Purchase Price....................................25
3.6         ETA Election....................................................25
3.7         Transfer Taxes..................................................25
3.8         Income Tax Elections............................................26

                                   ARTICLE IV
                            ASSUMPTION OF LIABILITIES

4.1         Assumption of Certain Liabilities by the Purchaser..............26
4.2         Excluded Liabilities............................................27
4.2.1       Panavia Tax Liability ..........................................29
4.3         Product Liability and Warranty Obligations......................29

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.1         Organization....................................................30
5.2         Authorization...................................................31
5.3         No Other Agreements to Purchase.................................31
5.4         No Violation....................................................31
5.5         Sufficiency of Purchased Assets.................................32
5.6         Spar (UK).......................................................33
5.7         No Subsidiaries.................................................34
5.8         Title to Personal Property......................................34
5.9         Location of Real Property.......................................34
5.10        Real Property and Leased Property...............................34
5.11        Leased Property.................................................36
5.12        Inventories.....................................................37
5.13        Accounts Receivable.............................................37
5.14        Intellectual Property...........................................38
5.15        Insurance.......................................................39
5.16        No Expropriation................................................39
5.17        Agreements and Commitments......................................39
5.18        Compliance with Laws; Governmental Authorization................43
5.19        Consents and Approvals..........................................43
5.20        Financial Statements............................................44
5.21        Books and Records...............................................45
5.22        Absence of Changes..............................................45
5.23        Non-Arm's Length Transactions...................................47

                                      (ii)

5.24        Taxes...........................................................48
5.25        Litigation......................................................49
5.26        Residency.......................................................49
5.27        GST Registration................................................49
5.28        Environmental...................................................49
5.29        Customers and Suppliers.........................................53
5.30        Employee Plans..................................................53
5.31        Collective Agreements...........................................55
5.32        Employees.......................................................55
5.33        Employee Accruals...............................................56
5.34        Changes.........................................................57

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1         Organization....................................................57
6.2         Authorization...................................................58
6.3         No Violation....................................................58
6.4         Consents and Approvals..........................................59
6.5         GST Registration................................................59
6.6         Relationship with Major Customers...............................59

                                   ARTICLE VII
             SURVIVAL OF COVENANTS, REPRESENTATIONSAND WARRANTIES

7.1         Survival of Covenants, Representations and Warranties...........59

                                  ARTICLE VIII
                                    COVENANTS

8.1         Access to Purchased Business and Purchased Assets...............62
8.2         Delivery of Books and Records...................................63
8.3         Conduct of Purchased Business and other Matters Prior to Closing63
            (a)   Conduct Business in the Ordinary Course...................63
            (b)   Continue Insurance........................................64
            (c)   Regulatory Consents.......................................64
            (d)   Contractual Consents......................................64
            (e)   Preserve Business.........................................64
            (f)   Discharge Liabilities.....................................64

                                     (iii)

            (g)   Corporate Action..........................................65
            (h)   Commercially Reasonable Efforts...........................65
8.4         Delivery of Conveyancing Documents..............................65
8.5         Retail Sales Tax Certificate....................................65
8.6         Delivery of Vendor's Closing Documentation......................66
8.7         Delivery of Purchaser's Closing Documentation...................66
8.8         Employees.......................................................66
8.9         Employee Plans..................................................68
8.10        Transfer of Pension Plan Assets.................................69
8.11        Spar Name.......................................................73
8.12        Bulk Sales Compliance...........................................74
8.15        Non-Competition Covenant........................................77

                                   ARTICLE IX
                              CONDITIONS OF CLOSING

9.1         Conditions of Closing in Favour of the Purchaser................79
            (a)   Representations and Warranties............................79
            (b)   Covenants.................................................79
            (c)   Regulatory Consents.......................................80
            (d)   Contractual Consents......................................80
            (e)   No Action or Proceeding...................................80
            (f)   No Material Damage or Loss................................80
            (g)   No Material Adverse Effect................................80
            (h)   Legal Matters.............................................80
            (i)   Legal Opinion.............................................81
            (j)   Customer Assurances.......................................81
9.2         Conditions of Closing in Favour of the Vendor ..................83
            (a)   Representations and Warranties............................83
            (b)   Covenants.................................................83
            (c)   Regulatory Consents.......................................84
            (d)   Contractual Consents......................................84
            (e)   No Action or Proceeding...................................84
            (f)   Legal Matters.............................................84
            (g)   Legal Opinion.............................................84
            (h)   Lenders' Consent..........................................84
9.3         Extension of Closing Date.......................................85


                                      (iv)

                                    ARTICLE X
                    CLOSING DATE AND TRANSFER OF POSSESSION

10.1        Transfer........................................................86
10.2        Place of Closing................................................86
10.3        Further Assurances..............................................86
10.4        Risk of Loss....................................................86

                                   ARTICLE XI
                                 INDEMNIFICATION

11.1        Indemnification by the Vendor...................................87
11.2        Indemnification by the Purchaser................................88
11.3        Limitation on Indemnities.......................................89
11.4        Maximum Liability...............................................89
11.5        Notice of Claim.................................................89
11.6        Direct Claims...................................................90
11.7        Third Party Claims..............................................90
11.8        Settlement of Third Party Claims................................91
11.9        Co-operation....................................................92
11.10       Exclusivity.....................................................92
11.11       Change of Purchase Price........................................92

                                   ARTICLE XII
                                  MISCELLANEOUS

12.1        Notices.........................................................93
12.2        Commissions, etc................................................94
12.3        Consultation....................................................94
12.4        Disclosure......................................................94
12.5        Confidentiality.................................................95
12.6        Commercially Reasonable/Best Efforts............................95
12.7        Counterparts....................................................95
12.8        No Third Party Beneficiaries....................................96


                                      (v)

THIS AGREEMENT made the 19th day of September, 1997,

B E T W E E N:

                  SPAR AEROSPACE LIMITED, a corporation
                  existing under the laws of Canada

                  (hereinafter called the "Vendor"),

                             - and -

                  DRS TECHNOLOGIES, INC., a corporation
                  existing under the laws of State of Delaware

                  (hereinafter called the "Purchaser"),

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

I.1   Defined Terms

      For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings specified or referred to below and grammatical variations of such terms shall have corresponding meanings:

      (a) "Act" means the Canada Business Corporations Act as in effect on the date hereof;

      (b)   "Affiliate" has the meaning given to that term in the Act;

      (c) "Agreement" means this Asset Purchase Agreement and all amendments made in writing by the parties hereto, "herein" and similar expressions mean and refer to this Agreement and not to any particular Article, section, subsection or Schedule;

      (d) "Annual Financial Statements" means the unaudited combined financial statements of the Vendor in respect of the Purchased Business (including Spar (UK)) and the financial statements of Spar (UK), in both cases as at and for each of the financial years ended December 31, 1994, 1995 and 1996, including the notes thereto, a copy of which is annexed hereto as Schedule 1;

      (e)   "Arbitrator" has the meaning set out in subsection 3.3(c);

      (f)   "Associate" has the meaning given to that term in the Act;

      (g)   "Assumed Liabilities" has the meaning set out in section 4.1;

      (h) "Business Day" means any day, other than a Saturday or a Sunday, on which banks are open to the public for the transaction of banking business in Toronto, Ontario and New York, New York;

      (i) "Cash on Hand" means cash on hand or in banks or other depositories, term or time deposits and similar cash items including all accrued interest thereon and any capital gains relating thereto;

      (j)   "Claim" has the meaning set out in section 11.5;

      (k) "Closing" means the completion of the purchase and sale of the Purchased Assets as contemplated hereby;

      (l)   "Closing Balance Sheet" has the meaning set out in subsection
            3.3(a);

      (m) "Closing Date" means, subject to sections 7.2, 9.1 and 9.3, October 9, 1997 or such other date as the Vendor and the Purchaser may mutually determine;

      (n)   "Closing Date Payment" has the meaning set out in section 3.2;

      (o) "Closing Financial Statements" has the meaning set out in subsection 3.3(c);

      (p) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral and shall include any open invoice, tender, bid, quote or order which have been accepted or remain open for acceptance;

      (q) "Customer-Owned Property" means any property and assets located on or in the premises of the Purchased Business that (i) has been supplied or furnished by customers of the Purchased Business (including governments and government agencies); (ii) is not owned or leased by the Vendor or Spar (UK); and (iii) is used in or relates to the Purchased Business;

      (r)   "Employee Plans" has the meaning set out in section 5.30;

      (s) "Employees" means those salaried and hourly-paid employees of the Vendor who are employed in the Purchased Business immediately prior to the Time of Closing other than employees who are on long-term disability leave or retirees;

      (t) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

      (u)   "Environmental Laws" has the meaning set out in subsection 5.28(a);

      (v)   "Environmental Permits" has the meaning set out in subsection
            5.28(b);

      (w) "ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

      (x)   "Excluded Assets" has the meaning set out in section 2.2;

      (y)   "Excluded Liabilities" has the meaning set out in section 4.2;

      (z) "Financial Statements" means the Annual Financial Statements and the Interim Financial Statements;

      (aa) "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

      (bb)  "Hazardous Substances" has the meaning set out in subsection 5
            .28(a);

      (cc)  "Indemnified Party" has the meaning set out in section 11.5;

      (dd)  "Indemnifying Party" has the meaning set out in section 11.5;

      (ee)  "Intellectual Property" has the meaning set out in subsection
            2.1(j);

      (ff) "Interim Financial Statements" means the unaudited combined financial statements of the Vendor in respect of the Purchased Business (including Spar (UK)) and the unaudited financial statements of Spar (UK) in each case as at and for the seven month period ended July 31, 1997 a copy of which is annexed hereto as
            Schedule 2;

      (gg)  "Leased Property" has the meaning set out in section 5.9;

      (hh)  "Leases" has the meaning set out in section 5.11;

      (ii)  "Licences" has the meaning set out in section 5.18;

      (jj) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter;

      (kk) "Major Customers" means Agusta SpA, Smiths Industries Aerospace, Defence Systems, North America and GkN Westland Helicopters Limited;

      (ll) "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, properties, assets, operations or business of the Purchased Business taken as a whole;

      (mm)  "Material Contracts" has the meaning set out in section 5.17;

      (nn)  "Pension Plan" means the Spar Ontario Non-Represented Pension Plan;

      (oo)  "Permitted Encumbrances" means:

            (i) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto;

            (ii) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations save and except for liens, charges and privileges related to Taxes;

            (iii) statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent, save and except for liens, charges, adverse claims, security interests or encumbrances related to Taxes;

            (iv) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

            (v) security given in the ordinary course of the Purchased Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Purchased Business, other than security for borrowed money;

            (vi) the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title, which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Purchased Business; and

            (vii) the Encumbrances described in Schedule 12;

      (pp) "Prime Rate" means the annual variable rate of interest quoted or published from time to time by The Bank of Nova Scotia at its main branch in Toronto, Ontario as the "prime rate" of interest charged by it for Canadian dollar commercial loans made in Canada;

      (qq)  "Purchase Price" has the meaning set out in section 3.1;

      (rr)  Intentionally Deleted;

      (ss)  "Purchased Assets" has the meaning set out in section 2.1;

      (tt) "Purchased Business" means the business carried on by the Vendor's Applied Systems Division and the business carried on by Spar (UK) consisting primarily of the business of design, manufacture, and marketing of avionics and flight safety systems, communications and other advanced electronic products and systems;

      (uu)  "Real Property" has the meaning set out in section 5.9;

      (vv) "Reimbursable Costs" means, in respect of any party, the reasonable out-of-pocket costs of such party together with all direct incremental labour and material costs of such party but excluding for greater certaint any charges for overhead, general administration or management costs;

      (ww)  "Replacement Plans" has the meaning set out in section 8.9;

      (xx) "Spar(UK)" means Spar Aerospace (UK) Ltd., a company incorporated under the laws of England and Wales;

      (yy) "Spar (UK) Asets" means the assets and property owned or leased by Spar (UK);

      (zz) "Spar (UK) Shars" means the 200,000 Ordinary Shares of Spar (UK) which are owned by the Vendor;

      (aaa) "Tax" or "Taxes" mens any federal, provincial, state, local, foreign or other income, gross receipts, profits, franchise, transfer, sales, use, customs, payroll, withholding, occupation, health, property, excise, GST or other taxes, liabilities for the employer's portion of Canada pension plan, employment insurance and employee health insurance contributions, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties and additions to such taxes or charges);

      (bbb) "Tax Act" means the Income Tax Act (Canada), as amended from time to time;


      (ccc) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

      (ddd) "Transferred Employees" has the meaning set out in section 8.8;

      (eee) "Warranty Provision" has the meaning set out in subsection
            4.3(a); and

      (fff) "Working Capital" has the meaning set out in subsection 3.3(b).

I.2   Currency

      Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

I.3   Sections and Headings

      The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

I.4   Number, Gender and Persons

      In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.


I.5   Accounting Principles

      Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

I.6   Entire Agreement

      Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

I.7   Meaning of Knowledge

      Whenever a representation or warranty of the Vendor is expressed to be "to the knowledge", "to the best of the knowledge" or "to the belief" of the Vendor or Spar (UK) (or words of similar import, including words that such person "is aware of" certain matters) or has been based upon facts or circumstances of which such person is aware or has notice of, the knowledge of the Vendor or Spar
(UK), as the case may be, shall be deemed to be the knowledge of the persons identified on Exhibit 5, having conducted due inquiry of their files and their immediate subordinates.

I.8   Time of Essence

      Time shall be of the essence of this Agreement provided however that if the last day of any period of time herein provided for would be a day other than a Business Day such period shall be deemed to end on the next ensuing day that is a Business Day.

I.9   Applicable Law

      This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

I.10  Successors and Assigns

      This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Except as herein set forth neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

      The Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly-owned subsidiaries (as defined in the Act) (which subsidiaries may, but need not, be incorporated under Canadian laws) provided that such assignment shall not release or relieve the Purchaser from any of its obligations hereunder and each such subsidiary enters into satisfactory arrangements with the Vendor pursuant to which such subsidiary also covenants to perform the obligations assigned to it and provides evidence reasonably satisfactory to the Vendor that the representations and warranties set forth in
Article VI are true and correct, mutatis mutandis, as if the word "Purchaser" was replaced with the name of the subsidiary.

I.11  Amendments and Waivers

      No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

I.12  Schedules

      The following Schedules are attached to and form part of this Agreement:

            Schedule 1        -     Annual Financial Statements
            Schedule 2        -     Interim Financial Statements
            Schedule 3        -     Real Property
            Schedule 4        -     Machinery and Equipment
            Schedule 5        -     Vehicles
            Schedule 6        -     Material Contracts
            Schedule 7        -     Employee Matters
            Schedule 8        -     Licences and Permits
            Schedule 9        -     Intellectual Property

            Schedule 10       -     Allocation of Purchase Price
            Schedule 11       -     Location of Assets
            Schedule 12       -     Permitted Encumbrances
            Schedule 13       -     Insurance Policies
            Schedule 14       -     Legal and Regulatory Proceedings
            Schedule 15       -     Regulatory Consents
            Schedule 16       -     Third Party Consents
            Schedule 17       -     Environmental Matters
            Schedule 18       -     Major Customers
            Schedule 19       -     Excluded Assets
            Schedule 20       -     Plans and Improvements
            Schedule 21       -     Changes
            Schedule 22       -     Material Regulatory Consents
            Schedule 23       -     Material Contractual Consents
            Schedule 24       -     Customer Owned Assets
            Exhibit 1         -     Opinion of Vendor's Counsel
            Exhibit 2         -     Opinion of Purchaser's Counsel
            Exhibit 3         -     Intentionally Omitted
            Exhibit 4         -     Actuarial Assumptions
            Exhibit 5         -     Knowledge of Vendor

      Disclosure of information on any one Schedule shall be deemed to be disclosure on all other applicable Schedules.

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED ASSETS

II.1  Purchased Assets

      Subject to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, effective as of the Time of Closing, all of the property and assets used in connection with or otherwise relating to the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate, as a going concern (collectively, the "Purchased Assets"), including without limitation:

      (a) Real Property. All real property, together with all buildings, structures, improvements and appurtenances situate thereon including, without limitation, the real property identified in
            Schedule 3 as being owned by the Vendor;

      (b) Leases of Real Property. All rights (whether as lessee or lessor) under leases of real property, together with all leasehold improvements relating thereto, including, without limitation, all rights under the leases described in Schedule 3;

      (c) Machinery and Equipment. All machinery, equipment, fixtures, furniture, furnishings, parts, tooling moulds, dyes, jigs or patterns and other fixed assets, including, without limitation, the machinery and equipment described in Schedule 4;

      (d) Vehicles. All trucks, cars and other vehicles, including, without limitation, the vehicles described in Schedule 5;

      (e) Inventories. All inventories, including, without limitation, unbilled inventories, raw materials, work-in-process, finished goods and replacement parts;

      (f) Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts, holdbacks and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts;

      (g) Prepaid Expenses. All prepaid expenses of the Purchased Business (other than those related to Excluded Assets);

      (h) Agreements. All rights under leases of personal property, orders or contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment and collective agreements, agreements and instruments relating to employee pension or benefit plans and other Contracts not otherwise referred to in this section 2.1, including, without limitation, the Material Contracts described in Schedules 6 and 7;

      (i) Licences and Permits. All licences, permits, approvals, consents, registrations, certificates and other authorizations used in the Purchased Business to the extent that same may be transferred and to the extent any requisite consents are obtained, including, without limitation, those described in Schedule 8;

      (j) Intellectual Property. All trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licences, technology transfer agreements and other agreements or instruments relating to any of the foregoing (collectively, "Intellectual Property"), including, without limitation, the trade marks, copyrights, patents, licences and agreements described in Schedule 9 but excluding all trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications and copyright containing or respecting the words "Spar" or "Spar Aerospace";

      (k) Computer Hardware and Software. All computer hardware and software, including all rights under licences and other agreements or instruments relating thereto;

      (l) Books and Records. All books and records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser), including without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

      (m) Goodwill. All goodwill of the Purchased Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Vendor and the right to use any words indicating that the Purchased Business is so carried on; and

      (n) Shares of Spar (UK). All of the Spar (UK) Shares.

II.2  Excluded Assets

      The Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

      (a)   All Cash on Hand of the Vendor;

      (b) All liabilities and obligations of the Vendor or any of its Affiliates to the Purchased Business existing, accrued or accruing due immediately prior to the Time of Closing provided that the Vendor shall ensure that all accounts receivable owing from the Vendor or any of its Affiliates to the Purchased Business will have been paid at the Time of Closing;

      (c) All income and corporate capital tax instalments paid by the Vendor and the right to receive any refund of income, corporate capital or other taxes paid by the Vendor including, without limitation, any investment tax credit or any manufacturing and processing profits tax reduction or refund;

      (d) All rights of the Vendor in respect of all Employee Plans including, without limitation, all assets held under such plans and all rights of the Vendor to any refunds or funds on deposit relating to such plans which relate to favourable claims experience during the period prior to the Closing;

      (e) All rights of the Vendor and Spar (UK) to use the name(s) "Spar Aerospace", "Spar" or any word or name containing such phrases or words (including without limitation, all logos, trade or brand names, business names, trade marks, trade mark registrations and applications, service mark registrations and applications and copyrights containing or in respect of such words or phrases);

      (f) All rights of action and claims (and benefits arising therefrom) of the Vendor against third persons in the conduct of the Purchased Business arising by reason of any facts or circumstances that occurred or existed prior to the Closing Date whether or not an action or any other proceeding shall have been commenced before such time, provided that Excluded Assets shall not include any such rights of action or claims relating to any Purchased Asset or which are necessary to permit the Purchaser to realize the benefits of the Purchased Assets (including, for greater certainty, any Contract constituting part thereof) or which relate to obligations or liabilities of, or assumed by, the Purchaser;

      (g) Subject to section 10.4, insurance policies of the Vendor relating to the Purchased Business and the Purchased Assets and all rights in connection therewith, including, without limitation, any rights to outstanding claims thereunder or refunds of insurance premiums;

      (h) All rights of the Vendor to any refunds of workers' compensation assessments made in respect of any period ended before the Closing Date;

      (i) All notes, memoranda, correspondence or similar material reflecting the legal conclusions, recommendations or work product of lawyers for the Vendor;

      (j) All constating documents, minute books and shareholder records of the Vendor;

      (k) All files, books, records, correspondence, lists, papers and other instruments prepared in connection with the sale of the Purchased Business, including information received from third persons in respect of Purchased Businesses and analysis relating to the sale of the Purchased Business;

      (l) The office software and intellectual property owned or licensed by the Vendor or Spar (UK) that is set forth on Schedule 19;

      (m)   The assets and Contracts listed on Schedule 19;

      (n) All rights, properties and assets of the Vendor not used in connection with or relating to the Purchased Business of whatever nature or kind and wherever situate;

      (o) All rights of the Vendor under this Agreement and agreements, instruments and certificates delivered pursuant to this Agreement; and

      (p)   All Customer-Owned Property, including those assets set forth in
            Schedule 24.

II.3  Non-Transferability

      (a) Subject to subsections 2.3(b) and 2.3(c), to the extent that any Purchased Asset is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any person, or if such sale, assignment, transfer, delivery or sublease, or attempted sale, assignment, delivery or sublease would constitute a breach thereof or a violation of any law, statute, ordinance, regulation, rule having the force of law, judgment, decree, order, writ, injunction or award, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof until such consent or waiver of the applicable person is received.

      (b) The Vendor shall diligently attempt to obtain (and the Purchaser shall reasonably cooperate with the Vendor), on or before the Closing Date and thereafter as required, the consents and waivers referred to in subsection 2.3(a) and to resolve the impediments to the sale, assignment, transfer, delivery or sublease referred to in subsection 2.3(a) and to obtain any other consents and waivers necessary to convey to the Purchaser any of the Purchased Assets provided that in no event shall the Vendor be required to incur any financial cost or burden (other than incidental costs) to obtain such consents or waivers or resolve such impediments.

      (c) To the extent that the consents and waivers referred to in subsection 2.3(a) are not obtained by the Vendor, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, the Vendor shall, after the Closing Date:

            (i) hold the benefits of any Purchased Asset referred to in subsection 2.3(a) in trust for the Purchaser in accordance with the provisions of this subsection 2.3(c);

            (ii) cooperate in any reasonable and lawful arrangement, approved by the Purchaser, designed to provide such benefits to the Purchaser, without the Vendor thereby incurring any financial obligation to the Purchaser; and

            (iii) enforce and perform for the account of the Purchaser, any rights or obligations of the Vendor arising from any Purchased Asset referred to in subsection 2.3(a) against or in respect of any person, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser.

            This subsection 2.3(c) shall not constitute a waiver of any right of the Purchaser or Vendor to require delivery of all consents and waivers on the Closing Date pursuant to sections 9.1 or 9.2.

II.4  Reassignment of Rights

      If any Claim is asserted against the Vendor in connection with any Excluded Liability, the Purchaser shall, at the request of the Vendor, cooperate in any reasonable and lawful arrangement with the Vendor which assists the Vendor in its defence of such Claim (including a reassignment of a Contract or rights thereunder) provided that such arrangement does not adversely affect the Purchaser's right or ability to realize the benefits from any of the Purchased Assets. The Vendor shall pay to the Purchaser the Reimbursable Costs incurred by the Purchaser in complying with any such request.

                                   ARTICLE III
                                 PURCHASE PRICE

III.1 Purchase Price

      The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for acquiring the Purchased Assets and assuming the Assumed Liabilities shall be the Closing Date Payment, as defined in Section 3.2, as adjusted pursuant to Section 3.4. In addition, for greater certainty, the Purchaser shall assume and satisfy the Assumed Liabilities in accordance with the terms of this Agreement.

III.2 Closing Date Payment

      At the Time of Closing, the Purchaser shall pay the Vendor the amount of Cdn $48,150,000 (the "Closing Date Payment"), by certified cheque or bank draft payable to or to the order of the Vendor or, if the Vendor so directs at least two Business Days prior to the Closing Date, by way of electronic transfer of immediately available funds to such bank account in Toronto, Ontario as the Vendor may specify in such direction.

III.3 Determination of Working Capital Adjustment

      (a) Closing Balance Sheet. Within 60 days following the Closing Date, the Vendor shall deliver to the Purchaser an audited combined balance sheet (the "Closing

            Balance Sheet") of the Purchased Business and Spar (UK) as at the opening of business on the Closing Date, prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Annual Financial Statements. For greater certainty the Closing Balance Sheet shall include the assets and liabilities of Spar (UK) and shall not include the book value to the Vendor of the Spar (UK) Shares. In addition, all assets and liabilities of the Purchased Business which are denominated in a currency other than Canadian dollars shall be translated into the equivalent amount of Canadian dollars in accordance with the accounting practices of the Vendor, consistently applied based on currency exchange rates in effect as at the Closing Date.

            For the purpose of preparing the Closing Balance Sheet, the Purchaser agrees to grant the Vendor's authorized representatives reasonable access to relevant records, facilities and personnel of the Purchaser.

      (b) Working Capital Calculation. At the time of delivery of the Closing Balance Sheet, the Vendor shall also deliver to the Purchaser a written statement setting forth a detailed calculation (the "Working Capital Calculation") of the Working Capital, herein defined, and of the amount by which the Working Capital is greater or less than Cdn $14.1 million. The Working Capital Calculation shall be accompanied by:

            (i) an itemized list of all Assumed Liabilities and liabilities of Spar (UK) both to the extent reflected as liabilities in the Closing Balance Sheet (excluding, however, deferred revenues associated with the pricing adjustments relating to the Panavia customer contracts); and

            (ii) an itemized list of all current assets of the Purchased Business as reflected in the Closing Balance Sheet, being more specifically, Cash on Hand (excluding Cash on Hand of the Vendor) the accounts and notes receivable, inventories and prepaid expenses.

            "Working Capital" is defined herein as the amount by which the net book value of the assets identified in (ii) above exceed the net book value of the liabilities identified in (i) above, all as set forth on the Closing Balance Sheet.

      (c) Approval of Closing Financial Statements. The Purchaser shall have a period of 30 days from the date it receives the Closing Balance Sheet, the Working Capital Calculation and the report of the Vendor's auditors thereon (collectively, the "Closing Financial Statements") in which to review the same. For the purpose of such review, the Vendor agrees to cause its auditors to permit the Purchaser and its authorized representatives to examine all working papers, schedules and other documentation used or prepared by the Vendor's auditors. If no objection to the Closing Financial Statements is given to the Vendor by the Purchaser within such 30-day period, the Closing Financial Statements shall be deemed to have been approved as of the last day of such 30-day period.

            If the Purchaser objects to any of the Closing Financial Statements within such 30-day period by giving notice to the Vendor setting out in reasonable detail the nature of such objection, the parties agree to attempt to resolve the matters in dispute within 15 days from the date the Purchaser gives such notice to the Vendor. If all matters in dispute are resolved by the parties, the Closing Financial Statements shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

            If the parties cannot resolve all matters in dispute within such 15-day period, all unresolved matters shall be submitted to a nationally recognized firm of chartered accountants acceptable to the Vendor and the Purchaser which is not the auditors of either the Purchaser or the Vendor (the "Arbitrator") for resolution, and the Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in its discretion. The Arbitrator's determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party. The fees and expenses of the Arbitrator shall be borne equally by the parties. The Closing Financial Statements shall be modified to the extent required to give effect to the Arbitrator's determination and shall be deemed to have been approved as of the date of such determination.

III.4 Adjustment of Closing Date Payment

      Within two Business Days after the Closing Financial Statements are deemed to have been approved in accordance with section 3.3:

      (a) if the Working Capital exceeds Cdn $14.1 million, the Purchaser shall pay the Vendor an amount equal to such excess, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment; and

      (b) if the Working Capital is less than Cdn $14.1 million, the Vendor shall pay to the Purchaser an amount equal to such deficit, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment.

III.5 Allocation of Purchase Price

      The Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets and Assumed Liabilities in accordance with Schedule 10 and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation.

III.6 ETA Election

      The Purchaser and the Vendor shall elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder, and the Purchaser shall file such election in its GST return for its reporting period that includes the Closing Date. The Purchaser shall indemnify the Vendor for any and all liability, including taxes, interest and penalties incurred by the Vendor for GST payable by the Purchaser in connection with this transaction as a result of the failure of Revenue Canada to accept in whole or in part such election by the parties.

III.7 Transfer Taxes

      The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other Taxes properly payable by the Purchaser in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser (excluding, for greater clarity, Taxes for which the Vendor is liable in respect of its business, operations and/or income). The Purchaser shall deliver to the Vendor on the Closing Date purchase exemption certificates or similar documents in respect of such of the Purchased Assets as may, upon delivery of such certificates or documents, be acquired under applicable legislation without payment of sales tax.

III.8 Income Tax Elections

      The Purchaser and the Vendor agree to elect jointly in the prescribed form under section 22 of the Tax Act as to the sale of the accounts receivable and other assets that are referred to in subsection 2.1(f) and described in section 22 of the Tax Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to section 3.5 as the consideration paid by the Purchaser therefor. The Purchaser and the Vendor agree to elect jointly in the prescribed manner under subsection 20(24) of the Tax Act in respect of all deposits and other prepayments received by the Vendor from customers of the Purchased Business which are transferred by the Vendor to the Purchaser in consideration of the Purchaser assuming the obligation to fulfill the related Contracts.

                                   ARTICLE IV
                            ASSUMPTION OF LIABILITIES

IV.1  Assumption of Certain Liabilities by the Purchaser

      The Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, only those obligations and liabilities of the Vendor relating to the Purchased Business existing, accrued or accruing (whether direct, indirect or contingent) as at the Time of Closing (the "Assumed Liabilities") and which are described below:

      (a) all liabilities and obligations under or relating to the Contracts comprising part of the Purchased Assets (including, without limitation, the Contracts described in Schedules 3, 6, 7 and 9) but excluding any obligation or liability which was required to be disclosed by the Vendor pursuant to Article V but was not so disclosed by the Vendor;

      (b) all liabilities and obligations under all letters of credit or performance bonds (including obligations to reimburse the issuer thereof for any payments made thereunder) issued to secure or ensure performance by the Vendor or Spar (UK) of its obligations or liabilities under any Contract comprising part of the Purchased Assets;

      (c) all licences, liabilities and obligations under or relating to the Licences comprising part of the Purchased Assets;

      (d) all trade and other accounts payable and other existing or accrued current liabilities arising in respect of, or in the ordinary course of the Purchased Business (including, without limitation, capital lease payments, if any, taxes respecting Real Property, liabilities in respect of Permitted Encumbrances and accrued vacation pay and wages) to the extent the same are reflected in the Closing Balance Sheet;

      (e) all liabilities and obligations under or relating to the Permitted Encumbrances; and

      (f) all liabilities and obligations that the Purchaser has expressly assumed, or for which the Purchaser is expressly responsible, under this Agreement.

IV.2  Excluded Liabilities

      For greater certainty, and without limiting the generality of section 4.1, the Vendor shall remain liable for and shall pay, satisfy, discharge, perform and fulfil, all other obligations and liabilities of the Vendor relating to the Purchased Business existing, accrued or accruing (whether direct, indirect or contingent) as at the Time of Closing (the "Excluded Liabilities"), including, without limitation:

      (a) any liability for Taxes payable, collectible or remittable by the Vendor in respect of the Purchased Business and the Purchased Assets in respect of the period prior to the Closing Date other than real property and other Taxes levied with respect to the Purchased Assets or Purchased Business to the extent the same are reflected on the Closing Balance Sheet;

      (b) any liabilities owing to a lender of the Vendor other than the liabilities contained in the Contracts relating to the Defence Industry Production Program as described in Schedule 6;

      (c)   any liability or obligation relating to an Excluded Asset;

      (d) any liability or obligation resulting from (i) any violation of, or failure to comply with, on or prior to the Closing Date, or (ii) any statutory liability under, any Environmental Law or Environmental Permit in effect on or prior to the Closing Date in connection with the ownership or operation of the Purchased Business or the Purchased Assets by the Vendor or any predecessor in title to the Vendor; and

      (e) all liabilities or obligations of the Vendor to or in respect of the Employees and the Employer Plans arising prior to the Time of Closing.

The Vendor's obligations hereunder to remain liable for and to pay or perform the Excluded Liabilities shall not be limited, terminated or reduced by any representation or warranty concerning the same matter or by any disclosures or qualifications contained therein nor by any limitations of liability applicable to such representation or warranty or any indemnity given in connection therewith.

4.2.1 Panavia Tax Liability

      Notwithstanding anything contained herein to the contrary, the Vendor shall have no liability under or pursuant to this Agreement (including if the same would result in a misrepresentation under section 5.20) for taxes payable by Spar (UK) in connection with the deferred revenues relating to price adjustments for Panavia customer contracts which have not been recognized as income by Spar (UK) prior to Closing, including without limitation if reassessments by applicable tax authorities determine that such taxes are payable before the Closing Date (provided that in such case the Vendor shall be liable for all interest, penalties or fines payable as a result of Spar (UK) failing to pay any such Taxes when due).

IV.3  Product Liability and Warranty Obligations

      (a) Without in any way limiting section 11.1, the Purchaser shall not assume, and the Vendor shall be solely responsible for and shall indemnify and hold harmless the Purchaser from and against any and all Losses arising out of or resulting from any product liability, product warranty and other claims and obligations respecting products delivered, and/or services provided, by the Vendor in connection with the Purchased Business up to the Time of Closing whether such Losses arise before or after the Time of Closing and whether known or unknown as of the Time of Closing to the extent such Losses exceed any provision or allowance for product warranty or liability claims reflected in the Closing Balance Sheet (the "Warranty Provision").

            Notwithstanding anything contained herein to the contrary, the Purchaser may if the Purchaser, acting reasonably, determines in good faith to do so for valid business reasons, and shall if requested to do so in writing by the Vendor, satisfy or perform any such product warranty obligation of the Vendor not assumed by the Purchaser, provided however that the Purchaser shall first provide the Vendor with an opportunity to assess the claim and comment on its validity and any proposed response by the Purchaser. In any such case, provided such product warranty obligation was a valid and enforceable obligation or liability of the Vendor and the claim in respect thereof was valid, the Vendor shall reimburse the Purchaser forthwith following demand by the Purchaser for all Reimbursable Costs incurred by the Purchaser in repairing or replacing products. The Vendor's obligation to reimburse the Purchaser for any such Reimbursable Costs in respect of each warranty claim will be applicable only to the extent that such Reimbursable Costs in respect of such claim exceeds $25,000 and then only to the extent that the aggregate amount of all such Reimbursable Costs exceeds the Warranty Provision.

            In all other circumstances, the provisions of sections 11.5 to 11.10 inclusive, shall apply mutatis mutandis to any indemnity claim pursuant to this subsection 4.3(a).

      (b) The Vendor shall not be responsible for, and the Purchaser shall be solely responsible for and shall indemnify and hold harmless the Vendor from and against any and all Losses arising out of or resulting from any product liability, product warranty and other claims and obligations respecting products manufactured or delivered, and/or services provided, (i) by the Purchaser in connection with the Purchased Business after the Time of Closing and
            (ii) by the Vendor in connection with the Purchased Business prior to the time of Closing to the extent of the Warranty Provision The provisions of sections 11.5 to 11.10, inclusive, shall apply mutatis mutandis to any indemnity claim pursuant to this subsection 4.3(b).

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE VENDOR

      The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

V.1   Organization

      The Vendor is a corporation duly incorporated and validly subsisting under the laws of Canada and Spar (UK) is a company duly incorporated and validly subsisting under the laws of England and Wales and each has the corporate power and capacity to own, or lease and operate its property, to carry on the Purchased Business as now being conducted by it and, in the case of the Vendor, to enter into this Agreement and to perform its obligations hereunder.

V.2   Authorization

      This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

V.3   No Other Agreements to Purchase

      No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor or Spar (UK) of any of the Purchased Assets or the Spar (UK) Assets, other than (i) pursuant to purchase orders for the sale of Inventory accepted by the Vendor or Spar (UK) in the ordinary course of the Purchased Business or (ii) agreements for the sale of assets having a fair market value of less than $5,000 which are not material to or currently used in the operation of the Purchased Business.

V.4   No Violation

      The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in:

      (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any legally binding obligation of the Vendor or Spar (UK) (other than Contracts which do not constitute Material Contracts) including without limitation under:

            (i) any Material Contract to which the Vendor or Spar (UK) is a party or by which it is or the Purchased Assets are bound provided the consents and waivers set forth in Schedule 16 are obtained;

            (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or Spar (UK);

            (iii) any judgment, decree, order or award of any court,
                  governmental body or arbitrator having jurisdiction over the Vendor or Spar (UK);

            (iv) any Licence necessary to the operation of the Purchased Business; or

            (v) any applicable law, statute, ordinance, regulation or rule having the force of law, other than the Bulk Sales Act (Ontario); nor

      (b) the creation or imposition of any Encumbrance on any of the Purchased Assets or the Spar (UK) Assets.

V.5   Sufficiency of Purchased Assets

      The Purchased Assets owned or leased by the Vendor, together with the Spar
(UK) Assets and the Customer-Owned Property, are sufficient to carry on the Purchased Business. To the knowledge of the Vendor, except as set forth in Schedules 4, 5 and 20 hereto, all of the material tangible assets forming part of the Purchased Assets and the Spar (UK) Assets are in good operating condition and are in a state of good repair and maintenance, normal wear and tear excepted after taking into account the age and use of such assets. With the exception of inventory in transit, all the tangible assets of the Purchased Business are situate at the locations set out in Schedule 11. Schedule 24 contains a complete description of all Customer-Owned Property as at the date hereof having a market value of more than $10,000.

V.6   Spar (UK)

      (a) The authorized capital of Spar (UK) consists of 200,000 Ordinary Shares of which only the Spar (UK) Shares are issued and outstanding. All of the Spar (UK) Shares are validly issued, fully paid and non-assessable.

      (b) Other than the Purchaser hereunder, no person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or acquisition of the Spar (UK) Shares, or for the purchase, subscription, allotment or issuance of any authorized but unissued shares or other securities of Spar (UK).

      (c) The Vendor is the beneficial owner of record of the Spar (UK) Shares, with good and marketable title thereto, free and clear as at Closing, of all Encumbrances (other than the Permitted Encumbrances) and, without limiting the generality of the foregoing, none of the Spar (UK) Shares is subject to any voting trust, shareholder agreement or voting agreement. Upon completion of the transaction contemplated by this Agreement, all of the Spar (UK) Shares will be owned by the Purchaser as the beneficial owner of record, with a good and marketable title thereto.

V.7   No Subsidiaries

      With the exception of the Vendor's ownership of Spar (UK), the Vendor does not, in connection with the Purchased Business, and Spar (UK) does not, own or have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person.

V.8   Title to Personal Property

      The Purchased Assets and the Spar (UK) Assets are owned by the Vendor and Spar (UK), respectively, and on Closing will be owned by the Vendor or Spar
(UK), as the case may be, free and clear of all Encumbrances other than Permitted Encumbrances.

V.9   Location of Real Property

      Schedule 3 sets forth the municipal addresses and complete and accurate legal descriptions of all the real property that is used in the Purchased Business and of which the Vendor or Spar

(UK) is the beneficial or legal owner (the "Real Property") or which is leased by the Vendor or Spar (UK) (the "Leased Property").

V.10  Real Property and Leased Property

      Neither the Vendor nor Spar (UK) is the beneficial or registered owner of nor has it agreed to acquire any real property or any interest in any real property other than the Real Property and the Leased Property. The Vendor has the exclusive right to possess, use and occupy and has good and marketable title in fee simple to all the Real Property, and on Closing will have good and marketable title in fee simple to the Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. To the knowledge of the Vendor, all buildings, structures, improvements and appurtenances situated on the Real Property or the Leased Property are, in all material respects, in good operating condition and in a state of good maintenance and repair having regard to the use and age thereof and are adequate and suitable for the purposes for which they are currently being used, except as disclosed in Schedule 20. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, by-laws, ordinance, or other rule or regulation, or encroaches on any property owned by others, other than violations or encroachments which would not constitute a Material Adverse Effect and other than Environmental Laws (which are dealt with in Section 5.28). Without limiting the generality of the foregoing:

      (a) the Real Property, the Leased Property, the current uses thereof and the conduct of the Purchased Business comply with all regulations, statutes, enactments, laws and by-laws, orders and approvals including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire, public health and safety, official plans and Planning Act approvals except where such non-compliance would not constitute a Material Adverse Effect and other than Environmental Laws (which are dealt with in Section 5.28);

      (b) except as disclosed in Schedule 20, no material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Real Property, the Leased Property or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

      (c) all accounts for work and services performed and materials placed or furnished upon or in respect of the Real Property or the Leased Property at the request of the Vendor have been fully paid (to the extent the same is due and owing) and satisfied in all material respects, and no person is entitled to claim a lien under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada against the Real Property, the Leased Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

      (d) as at Closing the Permitted Encumbrances will constitute all of the Encumbrances that affect the Real Property or the Leased Property; and

      (e) except as disclosed in Schedule 20, to the knowledge of the Vendor, each of the Real Property and the Leased Property (including all buildings, improvements and fixtures) is fit for its present use and there are no material repairs or replacements that are necessary and, without limiting the foregoing, there are no material repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary; and none of the Real Property or the Leased Property is currently undergoing any material alteration or renovation nor is any such alteration or renovation contemplated.

V.11  Leased Property

      Neither the Vendor nor Spar (UK) is a party to any lease or agreement to lease or sublease in respect of any real or immovable property, whether as lessor or lessee or sublessor or sublessee, other than the leases and subleases (the "Leases") described in Schedule 3 relating to the Leased Property. Schedule 3 sets out the parties to each of the Leases, the locations of the leased lands and premises and the current annual base rent payable thereunder. Except as described in Schedule 3, the Vendor or Spar (UK), as applicable, occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect in all material respects, and neither the Vendor, Spar (UK) nor any other party thereto is in breach of any material covenant, condition or obligation contained therein. The Vendor has provided a true and complete copy of each Lease and all amendments thereto to the Purchaser.

V.12  Inventories

      The inventories of finished products of the Vendor relating to the Purchased Business and of Spar (UK) (excluding inventories which have been written off on the books of the Vendor or Spar (UK)) do not include any items that are slow moving, or of a quality or quantity not usable or saleable in the normal course of business, except to the extent provided for in any applicable allowance or provision reflected in the Financial Statements or the Closing Balance Sheet. The inventory levels of the Vendor and Spar (UK) have been maintained at such amounts as are required for the operation of the Purchased Business as previously conducted.

V.13  Accounts Receivable

      All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Purchased Business are bona fide, subject to any Accounts Receivable that have been previously written off and to an allowance for doubtful accounts that has been reflected on the books of the Vendor in accordance with generally accepted accounting principles. The sale of accounts receivable by the Vendor to the Purchaser will be eligible for the election under section 22 of the Tax Act.

V.14 Intellectual Property

      Schedule 9 sets out all Intellectual Property which has been registered under applicable legislation or in respect of which registrations are pending (including particulars of registration or application for registration) and all licences and other Contracts that comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the Purchased Business. Except as set forth on Schedule 9, the Vendor or Spar (UK), as the case may be, is the beneficial owner of the Intellectual Property free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Neither the Vendor nor Spar (UK) has granted any interest in or right to use all or any portion of the Intellectual Property except as set forth in Schedule 9. The conduct of the Purchased Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor or Spar (UK) received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Vendor is not aware of any state of facts that could reasonably be expected to render invalid or unenforceable any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto that comprise or relate to the Intellectual Property.

V.15  Insurance

      Schedule 13 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Vendor on the Purchased Assets, the Purchased Business and the Spar (UK) Assets or their personnel as of the date hereof. Neither the Vendor nor Spar (UK) is in default in any material respect with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any material claim under any such insurance policy, in due and timely fashion. The Vendor has provided details of each insurance policy referred to in Schedule 13 to the Purchaser.

V.16  No Expropriation

      No part of the Purchased Assets or the Spar (UK) Assets has been taken or expropriated by any federal, provincial, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is the Vendor aware of any intent or proposal to give any such notice or commence any such proceedings.

V.17  Agreements and Commitments

      Except as described in Schedules 3, 6, 7 and 9, neither the Vendor nor Spar (UK) is a party to or bound by any of the following Contracts in connection with or relating to the Purchased Business:


      (a) any distributor, sales, advertising, agency or manufacturer's representative Contract;

      (b) any collective bargaining agreement, letter of understanding, letter of intent, other written communication or other Contract (collectively, "Collective Agreements") with any labour union, trade union, council of trade unions, employer bargaining agency or affiliated bargaining agent;

      (c) any employment or consulting Contract or any other Contract with any officer, employee or consultant (other than oral Contracts of indefinite hire terminable by the Vendor without cause on reasonable notice);

      (d) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former officer, employee or consultant;

      (e) any indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

      (f) any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchased Business;

      (g) any Contract pursuant to which the Vendor or Spar (UK) is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property where the lease payments are in excess of $5,000 annually;

      (h) any confidentiality, secrecy or non-disclosure Contract (whether the Vendor or Spar (UK) is a beneficiary or obligor thereunder) pursuant to which goods or services continue to be provided or pursuant to which there are continuing obligations of the parties thereto relating to any proprietary or confidential information or any non-competition or similar Contracts (other than purchase orders or supply contracts containing standard provisions regarding confidential or proprietary information);

      (i) any licence, franchise or other agreement that relates in whole or in part to any Intellectual Property;

      (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person, except for cheques endorsed for collection in the ordinary course of the Purchased Business; or

      (k) any Contract for the supply of goods or services material to the Purchased Business which goods or services can not otherwise be readily obtained at comparable prices;

      (l) any Contract for capital expenditures, other than any such Contract involving an expenditure of less than $25,000 provided that all such Contracts not described in the aforesaid schedules do not involve expenditures of more than $150,000 in the aggregate;

      (m) any Contract involving the sale of inventory or the supply of services to customers in excess of $150,000 or which expire after one year from the date of this Agreement;

      (n) any Contract for the purchase of materials, supplies, equipment or services not constituting a capital expenditure, other than any such Contract involving an expenditure of less than $50,000 provided that all such Contracts not described in the aforesaid schedules do not involve expenditures of more than $500,000 in the aggregate;

      (o) any Contract providing for payments or receipts in excess of $25,000 that expires, or may expire if the same is renewed or extended at the option of any person other than the Vendor, more than one year after the date of this Agreement;

      (p) any Contract or Contracts involving the payment or receipt by the Vendor of royalties, ongoing licence fees or similar payments in excess of, in aggregate, $10,000 per annum;

      (q) any Contract not described in subsections 5.17(a) to (p), inclusive, having obligations on any party thereto in excess of $100,000,

      (collectively, the "Material Contracts").


      The Vendor or Spar (UK), as the case may be, is in compliance with all obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in any respect of, any Material Contract relating to the Purchased Business, Purchased Assets or Spar (UK) Assets to which it is a party or by which it is bound except where such breach or non-compliance would not constitute a Material Adverse Effect and all such Material Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default in any material respect by any party thereto under any of the foregoing except to the extent the same does not constitute a Material Adverse Effect. The Vendor has provided to the Purchaser a true and complete copy of each Material Contract listed or described in Schedules 3, 6, 7 and 9 and all amendments thereto.

V.18  Compliance with Laws; Governmental Authorization

      The Vendor and Spar (UK) is in compliance with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Purchased Business, the Purchased Assets or the Spar (UK) Assets except where such non-compliance does not constitute a Material Adverse Effect and except in respect of Environmental Laws (which are dealt with separately in section 5.28).
Schedule 8 sets out a complete and accurate list of all governmental or regulatory licences, permits, approvals, consents, certificates, registrations and authorizations (the "Licences") held by or granted to the Vendor in respect of the Purchased Business or Spar (UK), and there are no other Licences necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets or the Spar (UK) Assets, other than those Licences the failure of which to hold or be granted does not constitute a Material Adverse Effect and other than Environmental Permits (which are dealt with separately in section 5.28). Each Licence described in Schedule 8 is valid, subsisting and in good standing and neither the Vendor nor Spar (UK) is in default or breach in any material respect of any such Licence and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Licence. The Vendor has provided a true and complete copy of each such Licence and all amendments thereto to the Purchaser.

      The Vendor is not subject to any debarment or suspension proceedings by the United States government or in respect of its status as supplier thereto and is not subject to any similar proceedings by the Canadian government or in respect of its status as supplier thereto.

V.19  Consents and Approvals

      There is no requirement to make any filing with, give any notice to or to obtain any Licence, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications and Licences described in Schedule 15 or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any Material Contract to which the Vendor or Spar (UK) is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 16.

V.20  Financial Statements

      The Financial Statements of the Purchased Business are special purpose financial statements prepared for internal use and represent the combined operations of the Spar Applied Systems Division and Spar (UK). Except as set forth in Schedules 1-1 and 2-1 the Financial Statements of Spar (UK) have been prepared in accordance with U.K. generally accepted accounting principles, applied on a basis consistent with prior periods and the Financial Statements of the Purchased Business have been prepared in accordance with generally accepted accounting principles (except that such Financial Statements have been prepared based on materiality thresholds applicable to the consolidated financial statements of the Vendor and its subsidiaries) applied on a basis consistent with prior periods. The Financial Statements present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchased Business and Spar (UK), as the case may be, as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Purchased Business and Spar (UK) for the respective periods covered by the Financial Statements. The Vendor has provided true and complete copies of the Financial Statements to the Purchaser.

      Except for the liabilities reflected or disclosed in this Agreement, the Financial Statements or the Closing Balance Sheet, and except for liabilities incurred in the ordinary course of business after July 31, 1997, the Vendor does not have any material (for greater certainty, based on materiality thresholds ordinarily applicable to businesses similar in size to the Purchased Business) liabilities (whether absolute or contingent) relating to the Purchased Business and Spar (UK) does not have any material liabilities (whether absolute or contingent).

V.21  Books and Records

      Each of the Vendor and Spar (UK) has maintained its accounting books and records of the Purchased Business in accordance with generally accepted accounting principles.

V.22  Absence of Changes

      Since July 31, 1997, except as disclosed in Schedule 21, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

      (a) any adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Purchased Business which would constitute a Material Adverse Effect;

      (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the Spar (UK) Assets which would constitute a Material Adverse Effect;

      (c) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Business or Spar
            (UK), other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice and which are or shall be disclosed to the Purchaser by the Vendor prior to Closing;

      (d) any payment, discharge or satisfaction of any material Encumbrance, liability or obligation of the Vendor in relation to the Purchased Business or the Purchased Assets or liability or obligation of Spar
            (UK) (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice;

      (e) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets or the Spar (UK) Assets, other than (i) Permitted Encumbrances, (ii) sales of inventory to customers in the ordinary and normal course of the Purchased Business, and (iii) sales of assets having a fair market value of less than $10,000 which are not material to or currently used in the operation of the Purchased Business;


      (f) any general increase in the compensation of employees of the Vendor involved in the Purchased Business or Spar (UK) (including, without limitation, any increase pursuant to any Employee Plan or commitment) or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $100,000) or the execution of any employment contract with any officer, consultant or employee (having an annual salary or remuneration in excess of $100,000), or the making of any loan to, or engagement in any transaction with, or hiring or dismissal of any employee, officer or director of the Vendor in relation to the Purchased Business or of Spar (UK) having an annual salary or remuneration in excess $100,000;

      (g) any capital expenditures or commitments relating to the Purchased Business in excess of $200,000 in the aggregate;

      (h) any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices materially higher than the current market prices;

      (i) any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy in any material respect any accepted order for goods or services;

      (j) any change in the accounting or tax practices followed by the Vendor in relation to the Purchased Business or by Spar (UK); or

      (k) any material change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

V.23  Non-Arm's Length Transactions

      With respect to the Purchased Business:

      (a) neither the Vendor nor Spar (UK) has since December 31, 1996 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any employee or any other person not dealing at arm's length with the Purchased Business (within the meaning of the Tax
            Act) except as disclosed on the Financial Statements and except for employee reimbursements, bonuses and compensation paid in the ordinary course of the Purchased Business; and

      (b) except for Contracts of employment, neither the Vendor nor Spar (UK) is a party to any Contract with any employee or any other person not dealing at arm's length with the Purchased Business (within the meaning of the Tax Act).

V.24  Taxes

      The Vendor has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it to the extent the same could affect the ongoing conduct of the Purchased Business, the Purchased Assets, constitute any Encumbrance on the Purchased Assets or become liabilities of the Purchaser. There are no investigations or Claims pending or, to the knowledge of the Vendor, threatened against the Vendor in respect of taxes, governmental charges or assessments, nor are there any material matters under discussion with any governmental authority relating to such taxes, governmental charges or assessments asserted by any such authority, which could affect the Purchased Assets, or the ongoing conduct of the Purchased Business or become a liability of the Purchaser.

      Spar (UK) has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. There are no investigations or Claims pending or, to the knowledge of the Vendor, threatened against Spar (UK) in respect of taxes, governmental charges or assessments, nor are there any material matters under discussion with any governmental authority relating to such taxes, governmental charges or assessments asserted by any such authority.


      Each of the Vendor and Spar (UK) has withheld from each payment made to, and taxable benefit conferred upon, any of the employees of the Purchased Business, the amount of all taxes or other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under applicable legislation. Each of the Vendor and Spar (UK) has remitted to the appropriate tax authority, when required by law to do so, all amounts collected by it on account of GST or Value Added Taxes which could become a liability of the Purchaser.

V.25  Litigation

      Except as described in Schedule 14, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor or Spar (UK)) pending or, to the best knowledge of the Vendor, after due enquiry, threatened against or affecting the Purchased Business at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

V.26  Residency

      The Vendor is not a non-resident of Canada for the purposes of the Tax
Act.

V.27  GST Registration

      The Vendor is a registrant for purposes of the ETA whose registration number is 10495 1983 RT 0001.

V.28  Environmental

      (a) To the knowledge of the Vendor except as described in Schedule 17, the Vendor, in respect of the Purchased Business, the Purchased Assets and Spar (UK) are in compliance with all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances ("Hazardous Substances"), except for any non-compliance which does not constitute a Material Adverse Effect.

      (b) To the knowledge of the Vendor except as described in Schedule 17 the Vendor has obtained all licences, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") required for the operation of the Purchased Business except where the failure to obtain the same would not constitute a Material Adverse Effect, all of which are described in Schedule 8. To the knowledge of the Vendor except as described in Schedule 17 each Environmental Permit is valid, subsisting and in good standing, and neither the Vendor nor Spar (UK) is in default or breach of any such Environmental Permit except for defaults or breaches which does not constitute a

            Material Adverse Effect and no proceeding is pending or threatened to revoke or limit any Environmental Permit.

      (c)   To the knowledge of the Vendor except as set forth in Schedule 17:

            (i) the Vendor, in connection with the Purchased Business or the Purchased Assets, and Spar (UK) have not used or permitted to be used, except in material compliance with all Environmental Laws, any of its property (including any of the Real Property and Leased Property) or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

            (ii) since December 31, 1991, neither the Vendor in connection with the Purchased Business or the Purchased Assets, nor Spar (UK) has received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution;

            (iii) neither the Vendor, in connection with the Purchased Business or the Purchased Assets, nor Spar (UK) has caused or permitted, nor has any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets (including any of the Real Property and Leased Property) utilized in the Purchased Business, or any such release on or from a facility owned or operated by third parties but with respect to which the Vendor in connection with the Purchased Business or Spar (UK) is or may reasonably be alleged to have liability other than releases which do not constitute a Material Adverse Effect. To the knowledge of the Vendor except as set forth in Schedule 17 all

                  Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Purchased Business or resulting from the Purchased Business, or Spar (UK) have been disposed of, treated and stored in compliance, in all material respects, with all Environmental Laws. To the knowledge of the Vendor
                  Schedule 17 identifies all of the locations where Hazardous Substances used in whole or in part by the Vendor in connection with the Purchased Business are being stored or disposed of by the Vendor or Spar (UK);

            (iv) neither the Vendor nor Spar (UK) has received any notice that the Vendor or Spar (UK) is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Purchased Business. Neither the Vendor, in connection with the Purchased Business, nor Spar (UK) has received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites;

            (v) to the knowledge of the Vendor there are no changes to any applicable statutes or regulations relating to environmental laws which have been enacted or issued but are not yet in force which would render unlawful or restrict in any material respect the operations of the Vendor or the Purchased Business, or any part thereof or the manufacture, sale, distribution or provision of any products or services by the Vendor in the Purchased Business;

            (vi) the Vendor has provided all material reports and information to the appropriate regulatory authority as required by such regulatory authority pursuant to all Environmental Laws and the Environmental Permits applicable to the Purchased Business or the Purchased Assets. The Vendor has fully disclosed to the Purchaser the circumstances in which such reports have been filed. Copies of such reports and any supporting material have been provided to the Purchaser; and

            (vii) the Vendor knows of no release or disposal of any Hazardous
                  Substance from any property that could have a Material Adverse Effect on the Purchased Business or the Purchased Assets and, to the Vendors knowledge, no property adjacent to any of the Real Property has been used for the disposal, processing or treatment of any Hazardous Substance or as a dump site, either permanently or temporarily in a manner which could reasonably be expected to have a Material Adverse Effect on the Purchased Business or the Purchased Assets.


     (d) The Vendor's obligations to remain liable for and to pay or perform the Excluded Liabilities, including liabilities relating to environmental matters, as provided elsewhere in this Agreement shall not be limited, terminated or reduced by the representations or warranties contained in this section 5.28 or by any disclosures or qualifications contained therein (including qualifications relating to the knowledge of the Vendor or materiality qualifications) nor by any limitations of liability applicable to such representation or warranty or any indemnity given in connection therewith.


V.29  Customers and Suppliers

      Schedule 18 sets out the major customers and suppliers of the Purchased Business (being those customers of the Purchased Business accounting for more than 10% of sales for the period January 1, 1996 to December 31, 1996 and suppliers of the Purchased Business accounting for more than $500,000 of purchases during the same period) and, to the knowledge of the Vendor since January 1, 1997 there has been no termination or cancellation of, and no material adverse change in, the Vendor's business relationship with any major customer or supplier or group of major customers or suppliers relating to the Purchased Business.

V.30  Employee Plans

      Schedule 7 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Vendor or Spar (UK) for the benefit of employees or former employees of the Vendor or Spar (UK) relating to the Purchased Business (the "Employee Plans") and a true and complete copy of each Employee Plan has been furnished to the Purchaser. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. Except as described in Schedule 7:

      (a) all contributions to, and payments from, each Pension Plan that may have been required to be made in accordance with the terms of any such Pension Plan, and, where applicable, the laws of the jurisdictions that govern such Pension Plan, have been made in all material respects in a timely manner;

      (b) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Pension Plan required to be filed with any government agency or distributed to any Pension Plan participant have been duly filed or distributed in all material respects in a timely manner;

      (c) to the knowledge of the Vendor, there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a material liability nor are there any facts that could give rise to any material liability in the event of such investigation, claim, suit or proceeding (for greater certainty, the qualification of this representation by the knowledge of the Vendor shall not affect or reduce the Vendor's obligations hereunder to satisfy Excluded Liabilities);

      (d) no written notice has been received by the Vendor of any complaints or other proceedings of any kind involving the Vendor or, to the Vendor's knowledge, any of the employees of the Purchased Business before any pension board or committee relating to any Pension Plan or to the Purchased Business or the Purchased Assets; and

      (e) the assets of each Pension Plan are at least equal to the liabilities of such Pension Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Pension Plan.

V.31  Collective Agreements

      Except as disclosed in Schedule 7, the Vendor is not a party, either directly or by operation of law, to any Collective Agreement in respect of any of the Employees. Except as disclosed in Schedule 7, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of the Vendor, there are no threatened or pending union organizing activities involving the Employees. To the Vendor's knowledge, the Vendor does not have any labour problems that might reasonably be expected to materially adversely affect the operations of the Business or lead to an interruption of operations of the Business.

V.32  Employees

      Schedule 7 contains a complete and accurate list of the names of all individuals who are employees of the Vendor employed or engaged in the Purchased Business and employees of Spar (UK) as of the date of this Agreement specifying:

      (a) with respect to the hourly employees, the rate of hourly pay, accrued vacation pay, length of service, age, and whether or not such employee is absent for any reason such as disability, parental leave, leave of absence or workers' compensation; and

      (b) with respect to salaried employees, the length of service, age, title, rate of salary and commission or bonus structure, accrued vacation pay for each such employee and whether or not such employee is absent for any reason such as disability, parental leave, leave of absence or workers' compensation.

No notice has been received by the Vendor or Spar (UK) of any currently outstanding complaint filed by any of the employees of the Purchased Business against the Vendor or Spar (UK) claiming that the Vendor and Spar has violated the Employment Standards Act (Ontario), the Human Rights Code (Ontario) (or any other applicable labour relations employee or human rights or similar legislation in the other jurisdictions in which the Purchased Business is conducted) or of any complaints or proceedings of any kind involving the Purchased Business or, to the Vendor's knowledge, before any, labour relations board, except as disclosed in Schedule 7. There are no outstanding orders or charges against the Vendor concerning the Purchased Business under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Purchased Business is conducted). All levies, assessments and penalties made against the Vendor pursuant to the Workers' Compensation Act (Ontario) (and any applicable workers' compensation legislation in the other jurisdictions in which the Purchased Business is conducted) have been paid by the Vendor or Spar (UK), as the case may be, and neither the Vendor nor Spar (UK) has been reassessed under any such legislation during the past 5 years.

V.33  Employee Accruals

      All accruals in respect of the employees of the Purchased Business for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Vendor or Spar (UK), as the case may be.

V.34  Changes

      For the purposes of the representations and warranties contained in this
Article V the occurrence on or after the date hereof of any of the events, changes or developments described in section 9.1.1 (except to the extent such events, changes or developments occur as a result of any failure of the Vendor to comply with the terms, covenants and conditions of this Agreement) shall be deemed not to have or constitute a Material Adverse Effect.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

VI.1  Organization

      The Purchaser is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware and has the corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. The Purchaser is or, on the Closing Date, will be duly registered to carry on business in Ontario and has the requisite corporate power to carry on the Purchased Business following Closing.

VI.2  Authorization

      This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

VI.3  No Violation

      The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

      (a) any Contract to which the Purchaser is a party or by which it is bound;

      (b) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

      (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

      (d) assuming the consents or waivers described in Schedule 15 are obtained on or prior to Closing any applicable law, statute, ordinance, regulation or rule having the force of law, other than the Bulk Sales Act (Ontario).

VI.4  Consents and Approvals

      There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except notification under the Investment Canada Act.

VI.5  GST Registration

      The Purchaser or its assignee will, at the Time of Closing, be a registrant for purposes of the ETA and the Purchaser will provide to the Vendor such ETA registration number prior to Closing.

VI.6  Relationship with Major Customers

      The Purchaser is not aware of any reason why its acquisition of the Purchased Business is likely to materially adversely affect the current relationship between the Purchased Business and any of the Major Customers following Closing.

                                   ARTICLE VII

                     SURVIVAL OF COVENANTS, REPRESENTATIONS

                                 AND WARRANTIES

VII.1 Survival of Covenants, Representations and Warranties

      To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof or any knowledge of such party; provided, however, that:

      (a) the representations and warranties set out in this Agreement (other than section 5.24) and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to subsection 9.1(a) or 9.2(a), as the case may be shall terminate on September 30, 1999; and

      (b) the representations and warranties contained in section 5.24 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to subsection 9.1(a) shall survive until the expiration of all applicable time periods for assessment, liens and appeals relating thereto, and any claim for breach or inaccuracy of such representations and warranties, to be effective, must be asserted in writing prior to ninety (90) days after such expiration. For greater certainty, neither party shall have any liability in respect of any breach or inaccuracy of any representation or warranty unless and to the extent only that, any claim in respect thereof is asserted in writing within the time periods herein specified.

VII.2 Knowledge of Breach of Representation or Warranty

(a) The exercise of any rights of inspection by or on behalf of the Purchaser under this Agreement (including section 8.1) shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder, which shall continue in full force and effect as provided in section 7.1, except and to the extent only that the Purchaser has, or prior to Closing obtains, actual knowledge of a breach or inaccuracy in any material respect of a representation or warranty of the Vendor (in which event the Vendor's rights in respect thereof shall be limited to the rights set out in subsection (b) hereof).

(b) If the Purchaser has, or prior to Closing obtains, actual knowledge of a breach or inaccuracy in any material respect of a representation or warranty of the Vendor and does not wish to terminate this Agreement prior to Closing, the Purchaser shall prior to the Closing Date provide written notice to the Vendor describing in reasonable detail the alleged breach or inaccuracy and the Purchaser's estimate of the amount payable by the Vendor hereunder in respect of any Claim it may have against the Vendor in respect thereof (the "Subject Claim"). Upon receipt of such notice the Vendor and the Purchaser shall immediately meet to discuss and attempt to resolve the validity of the Subject Claim and the Vendor's obligations in respect thereof and either party may postpone the Closing Date by up to three Business Days for the purposes of attempting to resolve the same prior to Closing.

If the parties are unable to reach a mutually satisfactory agreement regarding such Subject Claim prior to Closing and the Vendor's liability in respect of the Subject Claim exceeds $1,500,000 the Purchaser may elect to terminate this transaction and the parties' obligations hereunder pursuant to section 9.1. If the parties are unable to reach a mutually satisfactory agreement regarding the Subject Claim prior to Closing and the Vendor elects not to so terminate this transaction or if the Vendor's liability in respect of the Subject Claim does not exceed $1,500,000, and provided the Purchaser has given notice to the Vendor (as hereinbefore provided), the Purchaser may complete this transaction (subject to the Vendor's right to terminate this transaction as hereinafter provided) and thereafter pursue the Subject Claim against the Vendor following the Closing.

      Notwithstanding the foregoing, if the parties are unable to reach a mutually satisfactory agreement regarding the Subject Claim prior to Closing and the Vendor's liability in respect of the Subject Claim exceeds $1,500,000 the Vendor may by notice in writing to the Purchaser elect to terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement.

                                  ARTICLE VIII

                                    COVENANTS

VIII.1      Access to Purchased Business and Purchased Assets

      The Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Business. The Vendor shall afford the Purchaser and its authorized representatives every reasonable opportunity to have access to the Purchased Assets, the Spar (UK) Assets and all other property and assets utilized in the Purchased Business provided such access is limited to normal business hours and does not disrupt the ongoing operations of the Purchased Business. At the request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business or any of the Purchased Assets or the Spar (UK) Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets maintained by governmental or other public authorities.

      The Purchaser has advised the Vendor that it intends to retain an independent environmental consultant (the "Environmental Consultant") to conduct a Phase I Environmental Audit (the "Phase I") in respect of the Purchased Assets and the Purchased Business. At the request of the Purchaser the Vendor shall provide access and cooperation to the Purchaser and the Environmental Consultant to permit the Purchaser to conduct the Phase I (and any further tests or investigations resulting therefrom) provided however that, upon request by the Vendor, the Purchaser shall provide to the Vendor copies of such Phase I and all information gathered from such Phase I.

      Prior to Closing the Vendor shall arrange for visits by the Purchaser with representatives of each Major Customer for the purpose of discussions concerning the acquisition by the Purchaser of the Purchased Business and future relationships between the Purchaser as successor to the Purchased Business and such Major Customer. The Vendor may, at its option, attend any such visits. The Purchaser shall use its best efforts to ensure that the current relationship between the Purchased Business and each Major Customer is maintained following Closing. If the Purchased Business is to be acquired by a subsidiary of the Purchaser, the Purchaser shall, if requested by a Major Customer, provide assurances to such Major Customer that the Purchaser will guarantee or otherwise support in a similar manner the obligations of such subsidiary to the Major Customer.

VIII.2      Delivery of Books and Records

      At the Time of Closing, there shall be delivered to the Purchaser by the Vendor all the books and records described in subsection 2.1(l). The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law or by any Contract relating to the Purchased Business or Purchased Assets, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

VIII.3      Conduct of Purchased Business and other Matters Prior to Closing

      Without in any way limiting any other obligations of the Vendor and the Purchaser hereunder, during the period from the date hereof to the Time of
Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Vendor shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach in any material respect of any representation, warranty, covenant or other obligation of the Vendor contained herein;

      (b) Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

      (c) Regulatory Consents. The Vendor and, if applicable, the Purchaser shall (each in cooperation and consultation with the other) use its commercially reasonable efforts to obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 15;

      (d) Contractual Consents. The Vendor shall give and shall use its best efforts to obtain (and the Purchaser shall reasonably cooperate with the Vendor), at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 16 in the manner contemplated by section 2.3;

      (e) Preserve Business. The Vendor shall use its best efforts to preserve intact the Purchased Business, Purchased Assets and Spar (UK) Assets and to carry on the Purchased Business as currently conducted;

      (f) Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

      (g) Corporate Action. The Vendor and the Purchaser shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor or the Purchaser to be held for such purpose; and

      (h) Commercially Reasonable Efforts. Each of the Vendor and the Purchaser shall use their respective commercially reasonable efforts to satisfy the conditions contained in sections 9.1 and 9.2.

VIII. 4     Delivery of Conveyancing Documents

      The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

VIII.5      Retail Sales Tax Certificate

      The Vendor shall deliver to the Purchaser a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

VIII. 6      Delivery of Vendor's Closing Documentation

      The Vendor shall deliver to the Purchaser a certificate of compliance and two copies, certified by a senior officer of the Vendor as of the Closing Date, of the constating documents and by-laws of the Vendor and Spar (UK) and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request, including without limitation, share certificates evidencing the Spar (UK) Shares duly endorsed in blank for transfer.

VIII. 7     Delivery of Purchaser's Closing Documentation

      The Purchaser shall deliver to the Vendor a certificate of good standing (or similar certificate issued by the applicable governmental authorities) and two copies, certified by a senior officer of the Purchaser as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

VIII. 8     Employees

      (a The Vendor agrees to provide the Purchaser with an up-to-date list of the names of the Employees at least 6 Business Days and not more than 10 Business Days prior to the Closing Date. The Purchaser agrees that it shall offer employment to each of the Employees (within 25 miles of their current place of employment) effective as at the Time of Closing on terms and conditions of employment no less favourable in the aggregate to the Employees than the terms and conditions which are then applicable to such Employee (all Employees who accept such offer are herein called the "Transferred Employees"). The Vendor shall be responsible for and shall indemnify and hold harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to (i) any Claim by any employee or former employee of the Vendor in respect of the Purchased Business (other than the Transferred Employees) arising out of the termination of employment of such employee by the Vendor (including termination and severance pay, vacation pay and other obligations under the Employee Plans but excluding obligations under the Pension Plan) or (ii) any Claim by any Employee relating to services rendered to the Vendor prior to the Closing Date other than those set forth or reserved against on the Closing Balance Sheet. The Purchaser shall indemnify and hold harmless the Vendor from and against all Losses suffered or incurred by the Vendor after the Time of Closing as a result of or arising directly or indirectly out of, in connection with or pursuant to: (i) any Claim by a Transferred Employee constituting Assumed Liabilities or in respect of obligations for services rendered to the Purchaser after the Closing Date; (ii) any Claim by a Transferred Employee resulting from the termination of the employment of the Transferred Employee by the Purchaser; and (iii) any Claim by a Transferred Employee in respect of any change in employment position, salary, benefits or other change in employment status or compensation that occurs upon or subsequent to the Closing. If, for any reason, the Purchaser terminates the employment of any Transferred Employee the Purchaser shall be solely responsible for giving notice or payment of severance or damages in lieu thereof to such Transferred Employee and (to the extent the Vendor would have had such an obligation if it had terminated the Transferred Employee in similar circumstances) shall include the period of employment of such Transferred Employee with the Vendor and the "Leigh Bridged Service" as set forth in Schedule 7 for the purposes of determining the amount of notice, or amount of termination and severance pay in lieu thereof, to which such Transferred Employee is entitled.

      The provisions of sections 11.5 to 11.10 inclusive shall apply mutatis mutandis to any indemnity claim pursuant to this subsection 8.8(a). No employee of the Purchased

      Business shall be entitled to any rights under this subsection 8.8(a) or under any other provisions of this Agreement.

      (b) The Vendor shall employ all of the employees set out in Schedule 7 until the Time of Closing, except for any employees who prior to the Time of Closing:

            (i)   are terminated for cause;

            (ii) are terminated with the Purchaser's consent, which consent shall not be unreasonably withheld;

            (iii) voluntarily resign; or

            (iv)  retire.

VIII. 9     Employee Plans

      Without in any way limiting subsection 11.1(d), subject as hereinafter provided (including section 8.10), the Purchaser shall not assume any liability for accrued benefits under any of the Employee Plans nor shall the Purchaser be entitled to any of the assets or surpluses of any such Employee Plan. The Purchaser agrees that it will establish replacement plans (such plans, excluding for greater certainty the Purchaser's Plan, as defined in section 8.10, are herein called the "Replacement Plans") for those Transferred Employees in respect of their employment by the Purchaser from and after the Time of Closing that provide benefits to the Transferred Employees that are comparable to the benefits provided to the Transferred Employees under the Employee Plans except for the Pension Plan (which is dealt with in section 8.10). For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Replacement Plans his or her period of employment shall include employment with both the

Vendor (and, to the extent the Vendor has agreed thereto, employment with any prior owner of the Purchased Business or portion thereof) and the Purchaser and shall be deemed not to have been interrupted at the Time of Closing and his or her period of membership shall include membership in the relevant Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Time of Closing. The Purchaser agrees to obtain the required approvals of all applicable regulatory authorities in connection with the establishment and registration of the Replacement Plans.

VIII. 10    Transfer of Pension Plan Assets

      (a) The Purchaser will adopt, effective as of the Closing Date, a defined benefit retirement plan ("Purchaser's Plan") covering the Employees who, as of the Closing Date, participated in, or who were in the process of satisfying the eligibility requirements for participation in the Pension Plan, but for greater certainty excluding all employees of the Vendor who terminated employment with a deferred vested pension or who were retired or on long-term disability under the Pension Plan on or prior to the Closing Date. The Purchaser's Plan as adopted and the benefits provided thereunder shall be substantially similar to and shall provide benefits that are no less favourable than those provided under the Pension Plan.

      (b) Schedule 7 contains a complete and accurate list of all Employees who are participants in the Pension Plan together with his or her credited service in the Pension Plan as at the date hereof.

      (c) The Purchaser's Plan shall provide for an accrued benefit as of the Closing Date, being an individual=s accrued credited service and earnings history recognized under the Pension Plan, for all Employees covered by the Purchaser's Plan (the total of such accrued benefits shall be referred to herein as the "Accrued Benefits"). Subject to applicable law, the Accrued Benefits shall be determined in accordance with the provisions of the Pension Plan.

      (d) The Vendor agrees to cause the transfer of that amount of assets (the "Transferred Amount") from the trust fund (the "Vendor's Trust") established to fund the Pension Plan, determined in accordance with the summary of actuarial methods and assumptions annexed hereto as Exhibit 4, which are necessary to fund the Accrued Benefits, as certified by KPMG Actuarial, Benefits and Compensation Inc. ("VA") and approved by an independent actuary selected by the Purchaser ("PA"). If VA and PA are unable to agree on the Transferred Amount, their differences shall be resolved by a third independent actuary selected by VA and PA, and the expense of such independent actuary shall be paid one half by the Vendor and one half by the Purchaser. In certifying, verifying or reviewing the Transferred Amount, the actuaries referred to herein shall have no responsibility, obligation or right to change the methods, assumptions or any other term or condition of the summary of actuarial methods or assumptions annexed hereto as Exhibit 4, it being understood and agreed that the duties requested of such actuaries shall be solely to calculate and otherwise determine the Transferred Amount in a manner consistent with said current funding requirements. If the Pension Commission of Ontario requires an amount other than the Transferred Amount to be transferred, the parties agree that such amount shall be the "Transferred Amount" hereunder.

      (e) The Purchaser shall, within 120 days following Closing, file applications for registration of the Purchaser's Plan and the associated funding media (the "Purchaser's Trust") and for approval of the transfer of funds from the Vendor's Trust to the Purchaser's Trust contemplated hereunder with the Pension Commission of Ontario and any other necessary provincial regulatory authority and

            Revenue Canada pursuant to the Pension Benefits Act (Ontario) (or any successor legislation) and the equivalent legislation in any other applicable province and the Tax Act, respectively. The Purchaser agrees to diligently pursue such applications for registration and approval of transfer. The Vendor agrees to diligently cooperate with the Purchaser by amending the Pension Plan and filing or otherwise providing to the Purchaser any information with respect thereto to the extent necessary to allow the Purchaser to effect the registration of the Purchaser's Plan and to obtain the necessary approvals for the transfer of funds from the Vendor=s Trust to the Purchaser's Trust as expeditiously as possible.

      (f) On the last Business Day of the month in which the last of the registrations and approvals contemplated in paragraph (e) is received by the Buyer or so soon thereafter as is practicable (the "Transfer Date"), the Purchaser shall cause to be transferred from the Vendor's Trust to the Purchaser's Trust cash or assets with a value equal to the Transferred Amount. The Vendor shall, on behalf of the Purchaser's Plan and the Purchaser's Trust, but out of the Pension Plan and the Vendor's Trust, pay or cause to be paid all benefits payable under the Purchaser's Plan and the Purchaser's Trust with respect to the Employees until the completion of the transfer of funds to the Purchaser's Plan and the Purchaser's Trust as contemplated herein. On the Transfer Date, the amount transferred from the Vendor's Trust to the Purchaser's Trust shall be the Transferred Amount, adjusted for investment earnings and losses for the period between the Closing Date and the Transfer Date at the rate of return under the Vendor's Trust for the Pension Plan and reduced by the amount of any benefit payments and reasonable share of the investment and administrative expenses for such period, as determined by the Vendor. The Vendor shall provide the Purchaser such information and reports as Purchaser may reasonably require in order to administer the Pension Plan in respect of the Employees.

      (g) The Purchaser shall not be entitled to any of the assets of the Pension Plan, except as expressly provided in this Section 8.10, whereby assets are transferred from the Vendor's Trust to the Purchaser's Trust. For greater certainty, the Purchaser shall have no right, interest or entitlement to surplus assets under the Pension Plan.

      (h) The Vendor has provided the Purchaser with all government inspection reports under occupational health and safety legislation relating to the Purchased Business or Spar (UK) received by the Vendor or Spar
            (UK) since January 1, 1994. There are no outstanding inspection orders nor, to the Vendor's knowledge, any pending or threatened charges made under any occupational health and safety legislation relating to the Purchased Business or Spar (UK). There have been no fatal or critical accidents within the last year which are reasonably likely to lead to charges under occupational health and safety legislation. The Vendor has complied in all material respects with any orders issued under occupational health and safety legislation. There are no appeals of any orders under occupational health and safety legislation relating to the Purchased Business or Spar (UK) which are currently outstanding.

      (i) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "assessments") or any other communications related thereto which the Vendor has received from any workers' compensation board or similar authorities in any jurisdictions where the Purchased Business or the business of Spar
            (UK) is carried on and there are no assessments which are due but are not yet paid on the date hereof or which will be unpaid at the Time of Closing and, to the

            Vendor's knowledge, there are no facts or circumstances which would likely result in a material increase in liability to the Purchaser from any applicable workers' compensation legislation, regulations or rules after the Time of Closing. The Vendor's accident cost experience relating to the Purchased Business or the business of Spar (UK) is such that there are no material pending or likely assessments and there are no claims or potential claims which may materially adversely affect the Vendor's accident cost experience.

VIII. 11    Spar Name

      The Purchaser agrees that neither it nor Spar (UK) shall have any right or entitlement to the words "Spar" or "Spar Aerospace" or any word or expression similar thereto. Within thirty (30) days following the Closing, the Purchaser shall cause Spar (UK) to change its name to a name which does not include such words or expressions and shall remove or cause to be removed all such words or expressions from all property, stationery and literature used by the Purchaser, Spar (UK) or any of its Affiliates. The Purchaser and its Affiliates (including Spar (UK)) shall as soon as practical and in any event within thirty (30) days from Closing cease all public use and shall as soon as practical and in any event within sixty (60) days from Closing cease all internal use, of any logos, trademarks, trade names or other references containing the words "Spar", "Spar Aerospace" or any word or expression similar thereto. Any public use of references to such words in connection with any statements, representations, negotiations or other acts which could reasonably be expected to create legal obligations shall clearly state that the Purchased Business is being carried on by the Purchaser and not by the Vendor.

VIII. 12     Bulk Sales Compliance

      Promptly following the execution and delivery of this Agreement, the Vendor shall apply for an order (the "Bulk Sales Exemption Order") exempting the transaction provided for in this

Agreement from the application of the Bulk Sales Act (Ontario) and, if obtained prior to Closing, the Vendor shall provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor has so obtained such Order.

      If the Vendor has not obtained, for any reason not attributable to any default by the Vendor with its obligations hereunder, the Bulk Sales Exemption Order on or prior to Closing the Purchaser waives compliance with the Bulk Sales Act (Ontario), or similar legislation, in connection with this transaction. The foregoing waiver does not affect the Purchaser's rights under subsection 11.1(c) hereof.

VIII. 13    Performance Bonds

      The Purchaser shall on or immediately following the Closing (i) replace each of the performance bonds identified on Schedule 6.2(b) (each, a "Performance Bond") with performance bonds issued by banks, sureties or other institutions acceptable to the beneficiaries thereof on the same terms as those contained in such Performance Bond (or terms otherwise acceptable to beneficiary) and (ii) cause the Performance Bond to be cancelled and returned to the Vendor upon delivery to the beneficiary of the said replacement bond.

      The Purchaser shall reimburse the Vendor on demand for any costs incurred by the Vendor in maintaining each Performance Bond for the period following Closing and shall indemnify and hold harmless the Vendor from and against any Losses suffered or incurred by the Vendor as a result of or arising out of any payment made or obligation incurred under any of the Performance Bonds on or following Closing provided that this indemnity shall not apply if and to the extent that any such Loss results from any breach or default of the Vendor prior to Closing of its obligations to the applicable beneficiary.

If for any reason the Purchaser is unable, within sixty (60) days following Closing, to cause a Performance Bond to be returned to the Vendor, the Purchaser shall deliver to the Vendor a standby letter of credit or similar instrument from a bank or financial institution reasonably acceptable to the Purchaser in an amount at least equal to the amount of the Performance Bonds and on terms reasonably acceptable to the Vendor to secure the obligations of the Purchaser under the preceding paragraph.

VIII. 14    Environmental Remediation

      The Vendor shall as soon as practical after the date hereof remediate, at Vendor's sole cost and expense, the Chromium Deposits described in Schedule 17 to the extent required by Environmental Laws and/or Environmental Permits (such work together with the UST Remediation, as defined in Schedule 17 is herein called the "Remediation Work"). Prior to and during the conduct of such Remediation Work the Vendor shall consult with the Purchaser regarding the scope of work required, the remediation schedule and the status of the Remediation Work for the purposes of permitting the Purchaser to satisfy itself, acting reasonably, that such Remediation Work is being conducted in accordance with and complies with applicable Environmental Laws and Environmental Permits. The Vendor shall use reasonable efforts to complete the Remediation Work prior to Closing.

      The parties acknowledge that, notwithstanding the efforts of the Vendor, all or part of the Remediation Work may be conducted following Closing. The Purchaser shall cooperate with the Vendor and permit the Vendor and its representatives access at all reasonable times to the Real Property and the Purchased Business for the purposes of conducting and completing such Remediation Work and complying with its obligations hereunder.

      If any substantial portion of the Remediation Work will not be completed by Closing the Vendor shall, prior to Closing, notify the Purchaser of such fact and shall provide details of the scope and estimated cost of the Remediation Work which is anticipated to occur following Closing. Upon receipt of such information, the Vendor and the Purchaser or their respective representatives or consultants shall meet to discuss and agree upon the estimated costs to the Vendor to complete the Remediation Work after the Closing (the "Post-Closing Remediation Costs"). In this regard, the Vendor shall provide the Purchaser with access to relevant books and records relating to the Remediation Work. If the Post-Closing Remediation Costs exceed $500,000, the Purchaser may on Closing, at its option, withhold from the Closing Date Payment the amount of such Post-Closing Remediation Costs and pay such amount to the counsel to the Vendor to be held in escrow by such counsel and to be released from escrow (i) to pay the Post-Closing Remediation Costs upon presentation of invoices from the Vendor or the Purchaser or (ii) upon receipt of confirmation that the Vendor has completed all of the Remediation Work. The foregoing escrow shall be subject to such other terms and conditions as the Vendor, the Purchaser and counsel for the Vendor may agree upon. Such escrow shall not affect the Vendors right and obligation hereunder to conduct such Remediation Work following Closing. The appointment of Vendor's counsel as escrow agent and the performance of its obligations in connection therewith shall not prevent or disqualify such counsel from acting as legal counsel to the Vendor in respect of all matters relating to this Agreement and the transactions contemplated hereby.

      If at any time following Closing the Purchaser intends to make any Claim against the Vendor under the terms of this Agreement in respect of any breach of, or liabilities under, Environmental Laws or Environmental Permits (including the UST Remediation as defined in Schedule 17) the Purchaser shall, except in the case of emergency situations, forthwith provide written notice to the Vendor (the "Purchaser's Notice") of such Claim and provide the Vendor with the opportunity, at the Vendor's option and cost, to conduct such remediation or similar activities as the Vendor may deem necessary or appropriate to satisfy, in whole or in part, as the case may be, the liabilities of the Vendor in respect of the Claim. If the Vendor wishes to conduct any such remediation activities in respect of a Claim, Vendor shall within sixty (60) days after receipt of the Purchaser's Notice, give notice in writing to the Purchaser informing the Purchaser of its election to do so and, in such event, the Vendor shall carry out such remediation activities as soon as practical thereafter. The Purchaser shall provide the Vendor and its representatives and consultants with reasonable access to the Purchased Assets and the Purchased Business (including records, correspondence or reports in respect of the circumstances relating to the Claim) and shall otherwise cooperate with the Vendor and its employees for the purpose of permitting the Vendor to assess the Claim and the type and scope of remediation work which may be required and, if the Vendor so elects, to complete such remediation activities.

      If the Vendor is required to remediate pursuant to applicable Environmental Laws (including the remediation of the Chromium Deposit or the UST). The Vendor shall perform such remediation in accordance with applicable clean-up guidelines or such other standard as the applicable governmental authority may approve.

      For greater certainty the election by the Vendor to not conduct such remediation activities (or the failure of the Vendor to do so) shall not restrict, limit or terminate the Vendor's liability hereunder for such Claim.

VIII. 15    Non-Competition Covenant

      (a) The Vendor will not, except as a supplier of goods and services to or at the request of the Purchaser or an affiliate of the Purchaser, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate or body corporate as principal, agent, shareholder (other than a holder of not more than 5% of the shares of a body corporate the shares of which are listed on a stock exchange), guarantor, creditor, or in any other manner whatsoever, directly or indirectly, for a period of three years after the Closing Date,

            (i)   within Canada,

            (ii)  within the United States of America,

            (iii) within the United Kingdom of Great Britain and Northern
                  Ireland,

            (iv)  elsewhere within the European Community, and

            (v) in any other party of the world in which the Vendor now carries on the Purchased Business, or in which it has a customer which is a party to a Material Contract,

            (each of which areas shall be severable for the purposes of enforcement of this covenant) manufacture, design, produce or sell any of the products (or any enhanced or improved versions thereof) which have been since January 1, 1991 or are currently being manufactured, designed, produced or sold by the Purchased Business or which are currently under development by the Purchased Business.

      (b) Notwithstanding the foregoing, the restriction in subsection (a) shall not prohibit or restrict the Vendor or any subsidiary from directly or indirectly acquiring a business, company or other operation which as an incidental part of its normal business carries on any of the activities described in subsection (a), provided that following such acquisition such activities continue to constitute an incidental part of such business' operations for the period described in subsection (a) hereof.

VIII. 16    Change in Tax Year End

      The Purchaser acknowledges that prior to Closing Spar (UK) may change its tax year end to the Closing Date or the day prior to such date. If Spar (UK) effects such change (i) the

Purchaser shall not, and shall, following Closing, ensure that Spar (UK) shall not, take any steps or action to rescind, revoke or otherwise render ineffective such change of Spar (UK)'s tax year end (provided that Spar (UK) may change its tax year end for periods following Closing) and (ii) the Vendor shall reimburse Spar (UK) for all reasonable costs and expenses incurred by it in connection with the preparation of all tax returns or other activities required as a result of the change in tax year end.

                                   ARTICLE IX

                              CONDITIONS OF CLOSING

IX.1  Conditions of Closing in Favour of the Purchaser

      The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably (provided that the Purchaser's right to terminate this Agreement relying on this condition shall apply only to the extent permitted under subsection 7.2(b) hereof);

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

      (c) Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies those Licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 22, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

      (d) Contractual Consents. There shall have been given or obtained the notices, consents and approvals described in Schedule 23, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

      (e) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or which could materially adversely affect the Purchaser's right to own and operate the Purchased Business or to own the Purchased Assets;

      (f) No Material Damage or Loss. No material damage by fire or other hazard to, or expropriation or seizure by governmental or other lawful authority of, the whole or any material part of the Purchased Assets shall have occurred from the date hereof to the Time of Closing;

      (g) No Material Adverse Effect. No event or circumstance shall have occurred since the date of the Interim Financial Statements which constitutes a Material Adverse Effect;

      (h) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto shall have been approved as to form and legality by the Purchaser, acting reasonably;

      (i) Legal Opinion. The Vendor shall have delivered to the Purchaser favourable opinions of counsel to the Vendor in the respective forms annexed hereto as Exhibit 1; and

      (j) Customer Assurances. The Purchaser shall have been satisfied, acting reasonably, that, based on its meetings with representatives of the Major Customers and the Canadian Department of Supply and Services (ADSS@), the Major Customers and DSS will consent to the assignment to the Purchaser of Contracts currently in existence between the Vendor (or Spar (UK), as the case may be) and such Major Customer or DSS; and the Purchaser shall have not been informed by any Major Customer that the current relationship between the Purchased Business and such Major Customer is not a positive one or will be materially adversely affected as a result of the acquisition by the Purchaser of the Purchased Business (if the Purchaser claims that it has been so informed that the said relationship with such Major Customer is not positive or will be materially adversely affected, this condition shall not be considered to be not satisfied if the Vendor can produce evidence to the contrary in respect of such claim).

      If any of the conditions contained in this section 9.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 12.2, 12.3, and 12.4, provided that the Purchaser may also bring an action pursuant to
Article XI
against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

      Notwithstanding the foregoing, if for any reason, the condition set forth in subsection 9.1(j) is not satisfied, the Purchaser shall not terminate this Agreement and the obligations of the parties hereunder unless, prior thereto, the Purchaser gives to the Vendor written notice of such non-satisfaction together with details thereof. Immediately upon receipt of such notice senior representatives of the Vendor and the Purchaser shall meet to discuss the background and reasons for the non-satisfaction of such condition and shall negotiate in good faith to attempt to satisfactorily address such issue and complete the transactions contemplated hereby. Either party may postpone the Closing Date for up to five Business Days for the purposes of permitting such good faith negotiations to take place.

9.1.1 Except to the extent the same constitutes a failure by the Vendor to satisfy the condition set forth in subsection 9.1(b), the conditions in Section
9.1 shall be deemed satisfied notwithstanding that any one or more of the following events, changes or developments shall have occurred on or after the date hereof and such events changes or developments have or could reasonably be expected to have a Material Adverse Effect:

      (a) new contracts (or amendments to Contracts) entered into by the Vendor or Spar (UK) with respect to which the Purchaser has given, or is not required hereunder to give, its consent;

      (b) delay, failure or inability by the Vendor to acquire new customers or prospective orders, including, without limiting the generality of the foregoing, the failure or inability to execute contracts and agreements currently under discussion or negotiation;

      (c) changes in general market conditions related to the Purchased Business, including, without limiting the generality of the foregoing, the entry of new competitors into the markets related to the Purchased Business or the expansion of existing competitors within such markets;

      (d) delays in product shipments in the ordinary course of business;

      (e) delays in the delivery of materials from suppliers in the ordinary course of business;

      (f) loss of customers due to a pre-existing competitive relationship between the customer and Purchaser; or

      (g) delays in the design or implementation process of products in the ordinary course of business.

IX.2  Conditions of Closing in Favour of the Vendor

      The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

      (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

      (c) Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies those licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 22, in each case in form and substance satisfactory to the Vendor, acting reasonably;

      (d) Contractual Consents. There shall have been given or obtained the notices, consents and approvals described in Schedule 23, in each case in form and substance satisfactory to the Vendor acting reasonably;

      (e) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or which could materially adversely affect the Purchaser's right to own and operate the Purchased Business or to own the Purchased Assets;

      (f) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by the Vendor, acting reasonably;

      (g) Legal Opinion. The Purchaser shall have delivered to the Vendor a favourable opinion of counsel to the Purchaser in the form annexed hereto as Exhibit 2; and

      (h) Lenders' Consent. The Vendor's banking syndicate shall have consented to the transaction and discharged its security interests in the Purchased Business and Purchased Assets.

      If any of the conditions contained in this section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 12.2,
12.3 and 12.4, provided that the Vendor may also bring an action pursuant to
Article XI against the Purchaser for damages suffered by it where the nonperformance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

IX.3  Extension of Closing Date

      If any of the conditions contained in section 9.1 or section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser or the Vendor, as the case may be, acting reasonably, either party hereto (provided such party is not in default of any of its obligations hereunder) may, at or prior to the Time of Closing, provide written notice to the other party extending the Closing Date and, provided such condition may be performed or fulfilled within ten Business Days thereafter, the F Closing shall be postponed until such date as the parties may agree, provided however that if the parties are unable to agree on a new Closing Date the Closing Date shall occur on the tenth Business Day following the original Closing Date.

                                    ARTICLE X

                    CLOSING DATE AND TRANSFER OF POSSESSION

X.1   Transfer

      Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Time of Closing.

X.2   Place of Closing

      The closing shall take place at the Time of Closing at the offices of Borden & Elliot, counsel for Vendor, Suite 4400, 40 King Street West, Toronto, Ontario.

X.3   Further Assurances

      From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                      -88-
X.4   Risk of Loss

      From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets that are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by section 9.1, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

                                   ARTICLE XI

                                 INDEMNIFICATION

XI.1  Indemnification by the Vendor

      The Vendor shall indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with section 11.5 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in section 7.1);

      (b) any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

      (c) if the Vendor shall not have obtained the Bulk Sales Exemption Order, any failure by the Vendor to comply with the applicable provisions of the Bulk Sales Act (Ontario), or similar applicable legislation, other than Losses resulting directly or indirectly from the failure of the Purchaser to satisfy or discharge any of the Assumed Liabilities; and

      (d) any of the Excluded Liabilities.

XI.2  Indemnification by the Purchaser

      The Purchaser shall indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

      (b) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

      (c) any liabilities or obligations imposed on or incurred by the Vendor as a result of the ownership or use of the Purchased Assets by the Purchaser or the operations of the Purchased Business by the Purchaser after the Time of Closing; and

      (d) any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

XI.3  Limitation on Indemnities

      Notwithstanding section 11.1, the Vendor=s obligation to indemnify the Purchaser in respect of Losses for breaches or inaccuracies of one or more representations or warranties will be applicable only to the extent that the amount of the Loss in respect of any such breach or inaccuracy exceeds an amount equal to $40,000 (a "Material Loss") and then only to the extent that the aggregate of such Material Losses exceeds an amount equal to $300,000 (the "Threshold").

XI.4  Maximum Liability

      Notwithstanding anything contained herein, the obligation of each of the Vendor and the Purchaser to indemnify the other party in respect of Losses for breaches or inaccuracies of one or more representations or warranties contained in this Agreement or in any agreement, certificate or other document to be executed and delivered pursuant hereto shall be limited to an aggregate maximum liability in respect of all such Losses of an amount equal to seventy-five percent (75%) of the Purchase Price.

                                      -91-
XI.5  Notice of Claim

      In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

      (a)   the factual basis for the Claim; and

      (b) the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

XI.6  Direct Claims

      With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 90 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

XI.7  Third Party Claims

      With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

XI.8  Settlement of Third Party Claims

      If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

XI.9  Co-operation

      The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

XI.10 Exclusivity

      The provisions of this Article XI shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article XI.

XI.11 Change of Purchase Price

      Any amount paid under this Article in respect of a breach or inaccuracy of a representation or warranty shall be deemed to increase or decrease the Purchase Price, as the case may be, by the amount of such payment.

                                   ARTICLE XII

                                  MISCELLANEOUS

XII.1 Notices

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to the Vendor:

                  Spar Aerospace Limited
                  121 King Street West
                  Suite 1800
                  Toronto, Ontario

                  M5H 4C2

                  Attention:        Vice-President, Legal Counsel
                  Telecopier No.:   (416) 682-7631

            (ii)  if to the Purchaser:
                  DRS Technologies, inc.
                  5 Sylvan Way
                  Parsippany, New Jersey
                  07054

                  Attention:        General Counsel
                  Telecopier No.:   (973) 898-4730

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

      (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this section 12.1.

XII.2 Commissions, etc.

      Each party agrees to indemnify and save harmless the other from and against all Losses suffered or incurred by such other party in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of such first mentioned party.

XII.3 Consultation

      The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

XII.4 Disclosure

      Prior to any public announcement of the transaction contemplated hereby pursuant to section 12.3, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

XII.5 Confidentiality

      The letter agreement dated July 1, 1997 between the Vendor's agent and the Purchaser regarding confidentiality of information shall, notwithstanding execution and delivery of this Agreement, remain in full force and effect pending completion of the transactions contemplated hereby and shall continue to apply to all information and materials referred to in such letter, whether received before or after the date of this Agreement.

XII.6 Commercially Reasonable/Best Efforts

      The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use its best efforts or commercially reasonable efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

XII.7 Counterparts

      This Agreement may be executed in counterparts, each of which when executed (and delivered by facsimile transmission or otherwise) shall constitute an original and all of which taken together shall constitute one and the same instrument.

XII.8 No Third Party Beneficiaries

      This contract is not intended to grant rights to any persons not parties hereto.

      IN WITNESS WHEREOF this Agreement has been executed by the parties.



                                                SPAR AEROSPACE LIMITED

                                                By:_____________________________



                                                DRS TECHNOLOGIES, INC.

                                                By:_____________________________

                                  SCHEDULE 10
                      ALLOCATION OF THE PURCHASE PRICE             CANADIAN $
                                                                   -----------
                   Shares of Spar Aerospace U.K. Limited           $13,100,000

Assets of Applied Systems Division (excludes assets of Spar UK)

Trade Receivables                                                   $5,010,000
Holdbacks receivables                                               $1,480,000
Inventory - Work in process                                            $75,000
Inventory - Unbilled                                                $5,103,000
Prepaid Expenses                                                   ___________
                                                                   $11,668,000

Net Working Capital Adjustment                                              $0
Land                                                                  $100,000
Building                                                              $600,000

Machinery & Equipment

Leasehold Improvements                                                $150,000
Machinery & Equipment & test equipment                                $925,000
Test Equipment                                                      $1,485,000
Furniture & Equipment                                                 $200,000
Computer Hardware                                                     $350,000
Computer Software                                                     $190,000
Subtotal for Machinery & Equipment                                  $3,300,000
                                                                   -----------
Assets before Goodwill                                             $15,668,000
Trade Accounts Payable                                             ($1,681,000)
Accrued Liabilities                                                ($1,943,000)
Warranty Provision                                                 ($1,248,000)
Customer Advance Payments                                          ($1,796,000)
                                                                   -----------

Assumed Liabilities in Applied                                      (6,668,000)
Net Assets                                                          $9,000,000
Goodwill                                                           $26.050.000
                                                                   -----------
Purchase price                                                     $48,150,000
                                                                   -----------

Note: The components of working capital will be the balances reflected on the closing audited balance sheet.

                                  SCHEDULE 11.

                               LOCATION OF ASSETS

The assets of Spar Aerospace Limited, Applied Systems are located at:

Spar Applied Systems
115 Emily Street
Carleton Place, Ontario
K7C 4J5

Spar Applied Systems
365 March Road
Kanata, Ontario
K2K 2C9

and

Spar (UK) Limited
Springfield Road
Hayes, Middlesex
England, UB4 0TY